UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2011

FEDERAL HOME LOAN BANK OF ATLANTA

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51845	56-6000442
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1475 Peachtree Street, NE

Atlanta, GA 30309

(Address of principal executive offices)

(404) 888-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2011, the Federal Home Loan Bank of Atlanta (the “Bank”) entered into a Joint Capital Enhancement Agreement (the “Original Agreement”) with the other 11 Federal Home Loan Banks (collectively, including the Bank, the “FHLBanks”). The Original Agreement provides that upon satisfaction of the FHLBanks’ obligations to make payments related to the Resolution Funding Corporation (“REFCORP”), each FHLBank will, on a quarterly basis, allocate a portion of its net income to a separate restricted retained earnings account to be established by each FHLBank. The Original Agreement generally prohibits each FHLBank from paying dividends out of its restricted retained earnings account. The Original Agreement is further described in an 8-K Current Report filed by the Bank on March 1, 2011.

Effective August 5, 2011, the FHLBanks amended the Original Agreement (as amended, the “Amended Agreement”). In addition to certain technical and conforming changes, the Amended Agreement (i) narrows the definition of an Automatic Termination Event, (ii) includes specific rules for determining whether or not an Automatic Termination Event has occurred, and (iii) revises the rules for the disposition of Restricted Retained Earnings upon termination of the Amended Agreement. A brief description of these changes is provided below and is qualified in its entirety by reference to the Amended Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Amended Agreement. A copy of the Amended Agreement is included as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Under the Amended Agreement, “Automatic Termination Event” has been revised to mean (i) a change in the Federal Home Loan Bank Act (the “Act”), or another applicable statute, that will have the effect of creating a new, or higher, assessment or taxation on the net income or capital of the FHLBanks, or (ii) a change in the Act, another applicable statute, or the rules and regulations of the Federal Housing Finance Board or Federal Housing Finance Agency (the “FHFA”) that will result in a higher mandatory allocation of an FHLBank’s quarterly net income to any retained earnings account.

The Amended Agreement provides additional procedures for determining whether an Automatic Termination Event has occurred. In general, an FHLBank may assert that an Automatic Termination Event has occurred by providing written notice to all other FHLBanks and to the FHFA. If at least two-thirds of the FHLBanks agree that an Automatic Termination Event has occurred, then a Declaration of Automatic Termination will be signed by those FHLBanks and delivered to the FHFA; if all requirements are met, an “Automatic Termination Event Declaration Date” will then be deemed to occur after 60 calendar days. If the asserting FHLBank does not obtain the concurrence of at least two-thirds of the FHLBanks, the asserting FHLBank may request a determination from the FHFA. If the FHFA concurs that an Automatic Termination Event has occurred, or if the FHFA fails to make a determination within 60 days after the request is delivered to the FHFA (and such period has not been otherwise tolled), then an Automatic Termination Event Declaration Date will be deemed to occur 60 days after the request was delivered to the FHFA.

An FHLBank’s obligation to make allocations to the Restricted Retained Earnings account terminates on the Automatic Termination Event Declaration Date, and restrictions on paying dividends out of the Restricted Retained Earnings account, or otherwise reallocating funds from the Restricted Retained Earnings account, are terminated one year thereafter.

The Amended Agreement also provides that the FHLBanks may terminate the Amended Agreement by the affirmative vote of the boards of directors of at least two-thirds of the FHLBanks. An FHLBank’s obligation to make allocations to the Restricted Retained Earnings account is terminated on the date written notice of termination of the Amended Agreement is delivered to the FHFA, and restrictions on paying dividends out of the Restricted Retained

Earnings account, or otherwise reallocating funds from the Restricted Retained Earnings account, terminate one year thereafter.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth above in Item 1.01 regarding the Amended Agreement is hereby incorporated into Item 3.03 by reference. Pursuant to the terms of the Amended Agreement, each FHLBank is required to seek FHFA approval to amend its capital plan consistent with the terms of the Amended Agreement. On August 5, 2011, the FHFA approved such amendments to the Bank’s Capital Plan (the “Plan”).

The Plan defines the rights of the holders of the Bank’s Class B Capital Stock, which is $100 par value per share. The Bank’s Plan was amended to incorporate the substantive provisions of the Amended Agreement by adding Section XIII to the Plan and to make certain nonsubstantive technical corrections. The Amended Agreement is described above in Item 1.01 of this Current Report, as well as in the Bank’s 8-K Current Report filed by the Bank on March 1, 2011.

Item 7.01 Regulation FD Disclosure

On August 5, 2011, the FHFA issued a notice certifying that the FHLBanks had fully satisfied all their obligations to contribute toward the interest payments owed on bonds issued by REFCORP.

Item 9.01. Exhibits.

99.1	Joint Capital Enhancement Agreement, as amended August 5, 2011
99.2	Capital Plan of the Federal Home Loan Bank of Atlanta, approved August 5, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Atlanta

Date: August 5, 2011	By:	/s/ W. Wesley McMullan
W. Wesley McMullan
President and Chief Executive Officer